EXHIBIT 99.1
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                                  NEWS RELEASE


FOR IMMEDIATE RELEASE
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        SUBURBAN PROPANE PARTNERS, LP ANNOUNCES EXECUTIVE APPOINTMENTS OF
       ROBERT M. PLANTE TO VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND
        JANICE G. MEOLA TO VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

WHIPPANY, N.J., NOVEMBER 6, 2003 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced the following executive appointments.

ROBERT M. PLANTE, Vice President Finance, will assume the role of Vice President and Chief Financial Officer. Mr. Plante has been with Suburban Propane for over 26 years and was instrumental in the Partnership's successful initial public offering in March 1996. President and Chief Executive Officer Mark A. Alexander stated, "Over the last two years Bob has provided outstanding leadership in all financial and accounting aspects of our business. Under his direction we have taken major steps to further strengthen our balance sheet and capital structure. It is with great pleasure that we recognize Bob for this well deserved promotion."

JANICE G. MEOLA, General Counsel and Secretary, has been promoted to Vice President, General Counsel and Secretary. Ms. Meola joined the Partnership in September 1996 as Counsel and assumed her present role during the Partnership's recapitalization in 1999. Mr. Alexander stated, "Over the last several years Janice has provided the necessary guidance in conjunction with overseeing the many regulatory and governance requirements of the Partnership. She has become an integral part of our executive team. I am pleased to announce her well deserved promotion to Vice President."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through more than 320 customer service centers in 40 states.

Company contact:  Michael M. Keating
                  Vice President, Human Resources and Administration
                  (973) 503-9211

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